Cynthia A. Demers – Corporate and Government Affairs (480) 754 –4090

Stephen D. Blum – Investor Relations (480) 754-5040

The Dial Corporation Announces New

Senior Vice President – Research & Development

Scottsdale, Ariz., March 31, 2003– The Dial Corporation (NYSE: DL) today announced the appointment of Richard F. Theiler as Senior Vice President - Research and Development, with responsibility for all of Dial’s research and development efforts. Theiler, 53, joins Dial from Colgate-Palmolive Company after having served in a variety of positions, most recently as Vice President, Research & Development, Global Fabric Care.

“Rick brings considerable expertise and experience to his new role and we are pleased he will be joining the Company,” said Herbert M. Baum, The Dial Corporation chairman, president and chief executive officer. “His leadership will be important as we continue the development of innovative new products and technologies that will drive the growth of our business.”

Theiler received his Ph.D. and M.S. in Biochemistry from the University of Illinois, Urbana, Ill., and an M.B.A from Arizona State University, Tempe, Ariz. His previous experience includes the position of Technical Director, Unilever Research US, as well as positions at Cheesebrough-Pond’s Inc. and Lever Brothers.

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     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

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